Exhibit (n)(4)

FORM OF SCHEDULE I, DATED _____ __, 20__, TO MULTIPLE CLASS OF SHARES PLAN FOR VIP FUNDS, DATED MAY 19, 2005

Variable Insurance Products Fund IV

FUND/CLASS	SALES CHARGE	DISTRIBUTION FEE (as a percentage of average net assets)	SHAREHOLDER SERVICE FEE (as a percentage of average net assets)	CLASS LEVEL REDEMPTION FEE (as a percentage of amount redeemed)
Emerging Markets Portfolio:
Initial Class	none	none	none	none
Service Class	none	0.00	0.10	none
Service Class 2	none	0.00	0.25	none
Initial Class R	none	none	none	1.00*
Service Class 2 R	none	0.00	0.25	1.00*
Investor Class R	none	none	none	1.00*

* On shares held for less than 60 days.